Summary Translation	Exhibit 4.34

Loan Agreement

Contract No. ： 2011JIYINDAIZIDI11100846

Borrower ： Ganglian Finance Leasing Co., Ltd.

Lender ： CITIC Shijiazhuang Branch

Signing Date ： December 14, 2011

Loan Amount ： RMB50,000,000

Length of maturity ： From December 14, 2011 to December 14, 2012

Use of Loan ： Vehicle Purchase

Loan Interest ： 8.528%

Date of Draft ：December 14, 2011

Withdrawal Amount ： RMB50,000,000

Payment Method ： The principal shall be fully repaid with interest at the maturity date of the loan.

Repayment Date ：December 14, 2012

Loan Guarantee ： Mortgage Pledge Guarantee

- Hebei Chuangjie Trading Co., Ltd entered into The Maximum Pledge Contract with the lender, with the contract no. 2011JIYINZUIQUANZHIDI11140562.